UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2014

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-1070	13-1872319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 Carondelet Plaza, Suite 1530 Clayton, MO (Address of principal executive offices)	63105-3443 (Zip Code)

(314) 480-1400 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On June 23, 2014, Olin Corporation (“Olin”) executed an Amended and Restated Forward Purchase Agreement (the “Forward Purchase Agreement”) governing The Industrial Development Authority of Washington County Series 2010A bonds, The Industrial Development Authority of Washington County Series 2010B bonds, The Mississippi Business Finance Corporation Series 2010 bonds and The Industrial Development Board of the County of Bradley and the City of Cleveland, Tennessee Series 2010 bonds (collectively, the “Bonds”). The Forward Purchase Agreement secures a commitment from the current holders of the Bonds to repurchase the Bonds through June 30, 2019.

On June 23, 2014, Olin also executed a Third Amendment to the Amended and Restated Credit and Funding Agreement related to the Bonds (the “Third Amendment”) to reduce the interest rate on the Bonds.

The foregoing summary is qualified in its entirety by reference to the actual Forward Purchase Agreement and Third Amendment, which are attached as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

On June 24, 2014, Olin Corporation (“Olin”) and its indirectly wholly-owned subsidiary Olin Canada ULC (“Olin Canada”) entered into five-year senior credit facilities consisting of a revolving credit facility and a delayed-draw term facility (the “Senior Credit Facilities”) with a syndicate of lenders and Wells Fargo Bank, National Association, as administrative agent. The total facility amount is $415,000,000, which includes a sublimit for Olin Canada. Olin may, subject to the terms of the Senior Credit Facilities, increase the total facility amount up to $515,000,000 pursuant to a $100,000,000 uncommitted incremental facility.

The obligations under the Senior Credit Facilities are obligations of Olin and Olin Canada and are unsecured. The obligations of Olin Canada under the Senior Credit Facilities are guaranteed by Olin. Borrowings under the Senior Credit Facilities will bear interest at a per annum rate equal to a “base rate”, “Eurodollar rate” or “Canadian Prime Rate” plus an interest rate spread determined by reference to a pricing grid based on Olin’s total leverage ratio.

Borrowings under the Senior Credit Facilities are subject to the satisfaction of customary conditions, including the accuracy of representations and warranties and the absence of defaults and, in the case of the initial borrowing, the termination of commitments, and payment in full of all indebtedness, interest, fees and other amounts outstanding under the credit agreement dated as of April 27, 2012 among Olin, Olin Canada, banks named therein and Wells Fargo Bank, National Association, as administrative agent (the “Existing Revolving Facility Agreement”). Upon such payment of the Senior Credit Facilities (which occurred concurrently with the closing under the Senior Credit Facilities), the Existing Revolving Facility Agreement terminated.

The Senior Credit Facilities contain customary representations, warranties and affirmative and negative covenants which are substantially similar to those included in Olin’s Existing Revolving Facility Agreement. The obligations of Olin and Olin Canada under the Senior Credit Facilities may be accelerated upon customary events of default, including non−payment of principal or interest, breaches of covenants, cross−defaults to other material debt and specified bankruptcy events.

Olin intends to use proceeds of borrowings under the Senior Credit Facilities to refinance its 8.875% senior notes due 2019 and for general corporate purposes. As of the close of business on June 24, 2014, there were no borrowings outstanding under the Senior Credit Facilities.

The foregoing description of the Senior Credit Facilities does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Senior Credit Facilities, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02.    Termination of a Material Definitive Agreement.

The information required by this item relates to the Existing Revolving Facility Agreement and is included under Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included under Item 1.01.

Item 9.01.    Financial Statements and Exhibits.

The following agreements are filed with this Report:

(d) Exhibit No.	Exhibit
4.1
Amended and Restated Forward Purchase Agreement dated as of June 23, 2014, by and among Olin Corporation, the Lenders (as defined therein), and PNC Bank, National Association, in its capacity as administrative agent for the Lenders under the Funding Agreement (as defined therein).

4.2
Third Amendment to Amended and Restated Funding and Credit Agreement dated as of June 23, 2014, by and among Olin Corporation, the Lenders, and PNC Bank, National Association, as administrative agent for the Lenders (as defined therein).

10.1
Credit Agreement dated as of June 24, 2014, among Olin Corporation, Olin Canada ULC, the Lenders (as defined therein), Wells Fargo Bank, National Association, as administrative agent and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as joint lead arrangers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLIN CORPORATION

By:	/s/ George H. Pain
	Name:	George H. Pain
	Title:	Senior Vice President, General Counsel and Secretary

Date: June 25, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1
Amended and Restated Forward Purchase Agreement dated as of June 23, 2014, by and among Olin Corporation, the Lenders (as defined therein), and PNC Bank, National Association, in its capacity as administrative agent for the Lenders under the Funding Agreement (as defined therein).

4.2
Third Amendment to Amended and Restated Funding and Credit Agreement dated as of June 23, 2014, by and among Olin Corporation, the Lenders, and PNC Bank, National Association, as administrative agent for the Lenders (as defined therein).

10.1
Credit Agreement dated as of June 24, 2014, among Olin Corporation, Olin Canada ULC, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as joint lead arrangers.